WMC/WIA CODE OF ETHICS
All of us are responsible for maintaining the very highest ethical standards when conducting business. In keeping with these standards, we must never allow our own interests to be placed ahead of our shareholders' interests.
We must observe exemplary standards of honesty and integrity.  If you have
trouble interpreting   laws or regulations pertaining to this Code, ask the
WMC/WIA Compliance Officer, Howard Kitzmiller, for advice (202) 842-5668.

CONFLICTS OF INTEREST
A conflict of interest occurs when your private interests interfere or could potentially interfere with your responsibilities at work. You must not place yourself or your employer in a position of actual or potential conflict. You may not accept gifts worth more than $100, or business entertainment exceeding $200 in value, from those who conduct business with the Investment Companies. You should not take inappropriate advantage of your position, and you may not accept favors or preferential treatment from stockbrokers.
INSIDER TRADING
Antifraud provisions of the federal securities laws generally prohibit persons while in possession of material nonpublic information from trading on or communicating the information to others. Sanctions for violations can include civil injunctions, permanent bars from the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines and jail sentences.
Section 204 of The Investment Advisers Act of 1940 requires an investment adviser to establish, maintain and enforce written policies and procedures to prevent the misuse, in violation of law, rules or regulations, of material nonpublic information (i.e., "insider trading"). While those most likely to come in contact with material nonpublic information are persons involved in researching and selecting investments, the restrictions (and sanctions) on use of such information apply to all persons reporting under this Code of Ethics. Accordingly, the Boards of Directors of Washington Investment Advisers, Inc. and Washington Management Corporation have approved an Insider Trading Policy Statement, dated July 19, 1994, and supplied to each person reporting under this Code of Ethics. Because this is a complex area of the law, you should read and retain said Policy Statement. Any questions concerning it should be addressed to the WMC/WIA compliance officer.
  This Insider Trading Policy Statement is in addition to, and does not affect the applicability of, any similar statement pertaining to persons who are also employees of Johnston, Lemon & Co. Incorporated.
PERSONAL SECURITIES TRANSACTIONS
As an Officer and/or Director and/or employee of Washington Management Corporation (WMC), or Washington Investment Advisers, Inc. (WIA) (the Companies) or as an employee of Johnston, Lemon & Co. Incorporated (J/L) who may directly, or indirectly, assist such individuals of such Companies, you may from time to time have access to confidential information regarding The American Funds Tax-Exempt Series I (AFTES-I), The Growth Fund of Washington, Inc. (GFW) and Washington Mutual Investors Fund, Inc. (WMIF) (the Investment Companies). As an "access person" this places you in a position of special trust.
You must not divulge information to personnel of Johnston, Lemon & Co. Incorporated or to outsiders concerning either proposed or partially completed programs of the Funds to buy or sell particular securities. Lists of securities in the Funds' portfolios are considered confidential until released in public reports.
The Investment Companies are responsible for the management of substantial assets belonging to thousands of shareholders. Both ethics and the law place a heavy burden on you to ensure that the highest standards of integrity be maintained at all times. To avoid any possible conflict of interest in carrying out your responsibilities to such shareholders, you are bound by this Code of Ethics.
There are several rules that must be followed to avoid possible conflicts of interest in personal securities transactions.
You may not subscribe to (i) any, initial public offering or (ii) any other securities offerings that are subject to allocation (so-called "hot issues"). Also, persons subject to this Code of Ethics shall not offer, grant or allot any securities, including initial public offerings, to any director, trustee or advisory board member or an affiliated person thereof, of a fund served by Washington Management Corporation as business manager or Washington Investment Advisers, Inc. as investment adviser, except on the same terms as such securities are made available to other comparable clients in the ordinary course of business.
You may not participate in private securities offerings without advance written approval of the WMC/WIA compliance officer.
ACCESS PERSONS
Those who have access to investment information in connection with their regular duties are generally considered "access persons." If you receive an initial holdings or annual holdings report form or a quarterly personal securities transactions report form, you are an access person. When you become an access person, you must, within 10 days complete an initial holdings report. (See "Reporting" below.)
Access persons must conduct their personal securities transactions in such a way that they do not conflict with the interests of the mutual funds. This policy also includes securities transactions of their immediate family members (for example, a spouse, children and parents) residing in the access person's household and any account (for example, a family trust) over which the access person (or immediate family member) exercises investment discretion or control.

Additional rules apply to "investment personnel" including portfolio counselors/managers, research analysts, traders, investment administration personnel, and fund officers (see below).
PRE-CLEARANCE OF SECURITIES TRANSACTIONS
You must pre-clear with the WMC/WIA compliance officer all personal transactions involving any stocks, options or convertible bonds but excluding any foreign securities or any securities not required under this Code to be reported (see "Reporting" below.). You must also pre-clear all purchases in an underwriting of any municipal bonds of entities in Maryland, Virginia, the District of Columbia, Puerto Rico, Guam or the Virgin Islands and the sale of any bonds issued in those jurisdictions unless they are rated A or above by a national rating service.
Any authorization to engage in securities transactions in public companies obtained through the pre-clearance process for stocks not on the WMIF Eligible List shall be good for five trading days unless sooner revoked. Clearance for Eligible List Stocks, when given, is ordinarily for one or two days only. Permission to engage in private securities offerings, where granted, is not subject to such time limit but re-approval should be sought should circumstances change (e.g. modification of the terms of the offering). BROKERAGE ACCOUNTS
You shall not maintain any brokerage accounts with any other broker/dealer except Johnston, Lemon & Co. Incorporated, without written approval of the WMC/WIA compliance officer. You shall direct your broker to provide duplicate confirmations to the WMC/WIA compliance officer on a timely basis.
ANNUAL RECERTIFICATION
All access persons will be required to certify annually that they have read and understood the Code of Ethics and the Insider Trading Policy Statement and recognize that they are subject thereto. They will also be required to certify annually that they have complied with this Code and have disclosed or reported all personal securities transactions and holdings required to be disclosed or reported. Forms will be supplied for this purpose.
ADDITIONAL RULES FOR INVESTMENT PERSONNEL
DISCLOSURE OF OWNERSHIP OF RECOMMENDED SECURITIES -- Any person in a position to recommend the purchase or sale of securities by The Growth Fund of Washington must not recommend securities personally owned without first disclosing ownership to the WIA Investment Committee.
BLACKOUT PERIOD -- Portfolio counselors/managers and research analysts may not buy or sell a security within at least seven calendar days before and after A FUND ACCOUNT THAT HE MANAGES transacts in that security. Profits resulting from transactions occurring within this time period are subject to disgorgement.
SERVICE AS A DIRECTOR -- Investment personnel must obtain prior authorization of the WMC or WIA Board of Directors BEFORE SERVING ON THE BOARD OF DIRECTORS OF PUBLICLY TRADED COMPANIES.
REPORTING
When a person first becomes subject to this Code of Ethics, he or she must submit, within 10 days, an initial report of all securities holdings (excluding Johnston, Lemon stock, mutual funds, money market investments, commodities, and direct obligations of the U.S. government), including holdings of immediate family members residing in their household and any account over which he or she or such immediate family member exercise investment discretion or control. Thereafter, persons subject to this Code of Ethics are required to report quarterly within 10 days of the end of a calendar quarter all their securities transactions (excluding Johnston, Lemon stock, mutual funds money market instruments, commodities, direct obligations of the U.S., purchases through dividend reinvestment plans, transactions through systematic investment plans and corporate activities that are nonvolitional on the part of the investor, such as mergers, stock splits and tender offers.), including those of immediate family members residing in their household and any account over which they or such immediate family member exercise investment discretion or control. Annually, all persons subject to this Code are required to report their holdings as of December 31. This report, which must be submitted by January 30/th/ each year, also must include holdings of immediate family members and is subject to the same exclusions as the initial holdings report, discussed above. Forms for all of these reports will be provided at each reporting period. Any violation of this Code for which the compliance officer recommends the imposition of any sanction shall be referred to the Board of Directors of Washington Management Corporation or of Washington Investment Advisers, Inc., as appropriate, for resolution.
BOARD OF DIRECTORS/TRUSTEES OF THE INVESTMENT COMPANIES
 Approval of the Code of Ethics and Amendments to it <UNDEF> The Boards of Directors/Trustees of the Investment Companies will be asked to approve the Code initially and any material amendments to it. A material amendment to the Code must be approved no later than six months after its adoption by WMC/WIA. The Directors/Trustees of the Investment Companies must receive a certification from WMC/WIA that procedures reasonably necessary to prevent access persons from violating the Code have been adopted. WMC/WIA will furnish to the Directors/Trustees a written report annually that discusses any issues arising under the Code since the last report to the Directors/Trustees. This report will also include information about material violations of the Code or of our procedures and any sanctions imposed as a result of these violations.
Adopted November 30, 1999
Effective January 1, 2000